Report of Independent Registered Public Accounting Firm

To the Directors of Dreyfus Premier Manager Funds II:

We have examined management’s assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, about Dreyfus Premier Blue Chip Fund's (one of the series constituting Dreyfus Premier Manager Funds II, hereafter referred to as the “Company”) compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (“the Act”) as of June 30, 2005. Management is responsible for the Company’s compliance with those requirements. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of June 30, 2005, and with respect to agreement of security purchases and sales, for the period from April 30, 2005 (the date of our last examination), through June 30, 2005:

-	Tests of the reconciliations of security positions between Mellon Bank, N.A. (the

"Custodian") and the Federal Reserve Bank of Boston, The Depository Trust Company and foreign sub-custodians;

-	Confirmation of securities of the Company held by the Custodian at The Depository Trust Company and the Federal Reserve Bank of Boston in book entry form;

-	Agreement of selected securities held by the Custodian at The Depository Trust Company and the Federal Reserve Bank of Boston to the omnibus account confirmations received from The Depository Trust Company and the Federal Reserve Bank of Boston;

-	Tests of the reconciliations of security positions between the books and records of the Company and the Custodian; and

-	Agreement of selected security purchases and security sales or maturities since April 30, 2005 (the date of our last examination) from the books and records of the Company to broker confirmations.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with specified requirements.

In our opinion, management’s assertion that the Company was in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of June 30, 2005 with respect to securities reflected in the investment account of the Company is fairly stated, in all material respects.

This report is intended solely for the information and use of the Directors, management, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

PricewaterhouseCoopers LLP New York, New York December 4, 2006

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